CONFIDENTIAL

AMENDMENT 3

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of May 2, 2022 (the “Effective Date”)

Term	Means
“Existing Agreement”	The Administration, Bookkeeping and Pricing Services Agreement between ALPS and the Fund dated May 23, 2014, as amended or restated from time to time
“ALPS”	Alps Fund Services, Inc.
“Fund”	Griffin Institutional Access Real Estate Fund (now known as “Apollo Diversified Real Estate Fund”)

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.		Apollo Diversified Real Estate Fund

By:		By:

Name:	Ken Fullerton	Name:	Ryan Del Giudice

Title:	Authorized Representative	Title:	Chief Compliance Officer

Schedule A to this Amendment

Amendment

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	All references in the Existing Agreement to the “Griffin Institutional Access Real Estate Fund” shall be deleted and replaced with the “Apollo Diversified Real Estate Fund”.

2.	All references in the Existing Agreement to “Griffin Capital Advisor, LLC” shall be deleted and replaced with “Apollo Real Estate Fund Adviser, LLC”.

3.	The Fund contact information in Section 20 Notices of the Existing Agreement shall be deleted in its entirety and replaced with:

To the Fund:

Apollo Diversified Real Estate Fund

c/o Apollo Real Estate Fund Adviser, LLC

9 W 57th Street

New York, NY 10019

Attention: Ryan Del Giudice

E-mail: rdelgiudice@apollo.com

With copies to:

Apollo Global Management, Inc.

9 W 57th Street

New York, NY 10019

Attention: Kristin Hester

Email: khester@apollo.com

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.